Exhibit 99.1

South Shore Resources Inc. Completes Construction & Initial Testing Of HyPro 1 Hydrogen Generating Module

Providenciales, Turks & Caicos – January 14, 2009 - South Shore Resources Inc. (OTCBB: SSHO) (Frankfurt: SXB) (WKN: A0LD9H) today announced it has completed both the construction and initial testing of the Stainless Steel master mold and related electronics for its HyPro 1 series of hydrogen generating modules for the transportation and automotive manufacturing industries.

The Company has available for viewing online a corporate video at www.southshoreresourcesinc.com which sets out the design and function of its HyPro 1 Hydrogen Generator.

Hydrogen Generating Modules for Internal Combustion Engines are symbiotic with any type of engine to enhance the combustion process, independent of the type of fuel used (gasoline, diesel, biodiesel, natural gas or ethanol). Hydrogen Generating Modules help to increase engine performance and gas mileage, while at the same time reducing exhaust emissions by electrolyzing a small amount of water which produces hydrogen and oxygen. The hydrogen and oxygen mixture is then injected into the engine’s intake manifold providing the fuel with cleanburning energy.

Commercial manufacturing of the HyPro 1 Hydrogen Generating Module in production quantities is expected to commence shortly.

About South Shore Resources Inc.:
South Shore Resources Inc. is a company engaged in the manufacturing, marketing, sales and distribution of products which are committed to fuel savings with the use of Hydrogen Generating Modules and related accessories to the transportation and automotive manufacturing industries which are either in development and/or the commercialization stages.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other facts that could cause the actual future results of the Company to be materially different from such forward looking statements. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

For further information please contact South Shore Resources Inc. at (416) 281-3335 or visit the company's Website at: www.southshoreresourcesinc.com.